Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE APPOINTS RICHARD ADANTE TO THE NEWLY CREATED POSITION OF VICE PRESIDENT OF OPERATIONS

WARREN, Ohio – May 17, 2011 – Stoneridge, Inc. (NYSE: SRI) today announced that Richard Adante has joined the Stoneridge management team in the new role of Vice President of Operations.

In this role, Mr. Adante will have responsibility for plant operations, supply chain and implementation of the Company’s ongoing strategy for operational performance improvement.  The addition of this position will provide the business unit leadership the ability to focus greater emphasis on strategic growth along with market, customer and product development.

Mr. Adante brings more than 35 years of diverse operational experience to Stoneridge, including successfully improving performance for a variety of operations.  Most recently, he served as the President of Hawthorn Manufacturing, now known as Crowne Group, a private equity company with holdings in the automotive manufacturing segment.  Prior to that, he served as the Group Vice President and General Manager of the Precious Metals Business Unit of OM Group, Inc., a producer and marketer of metal-based chemicals and related materials, and served in various senior management positions during his more than 30 year career with The Goodyear Tire & Rubber Company.

“The addition of Rick strengthens our leadership team and provides greater focus to our operations,” said John C. Corey, president and chief executive officer of Stoneridge.  “Under his leadership, we expect to improve our operating capabilities to become faster and more flexible to meet the requirements of our customers.  With the new reporting alignment, the leadership team will continue to drive growth and improve performance of the Company.”

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a global designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial, automotive and agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in commercial, automotive or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443